EXHIBIT INDEX TO FORM N-SAR
                  OF MASSMUTUAL CORPORATE INVESTORS
                   FOR YEAR ENDED DECEMBER 31, 2000






EXHIBIT NO.          DESCRIPTION


77B            Accountant's Report on Internal Control

77I            Terms of New or Amended Securities

77Q(d)         Copy of Amendment to Note Agreement

77Q2           Information Called for by the Instructions to Sub-Item 77Q2







For Period Ended 12/31/2000
File No. 811-2183


77B      Accountant's Report on Internal Control



Deloitte & Touche LLP
Two World Financial Center
New York, New York 10281-1414

Tel: (212) 436-2000
Fax: (212) 436-5000
www.us.deloitte.com                                            Deloitte
                                                               & Touche

INDEPENDENT AUDITORS' REPORT

To the Board of Trustees and the Shareholders of MassMutual Corporate Investors and MassMutual Participation Investors (the "Trusts"):

In planning and performing our audits of the financial statements of the Trusts for the year ended December 31, 2000, (on which we have issued our reports dated February 9, 2001), we considered the Trusts' internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trusts' internal control.

The management of the Trusts is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and may not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

Our consideration of the Trusts' internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trusts' internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of management, the Audit Committee of the Board of Trustees, and shareholders of the Trusts and is not intended to be and should not be used by anyone other than these specified parties.


Deloitte & Touche LLP

February 9, 2001

Deloitte
Touche
Tohmatsu


For Period Ended 12/31/2000
File No. 811-2183



77I  Terms of New or Amended Securities


Registrant and Massachusetts Mutual Life Insurance Company ("MassMutual") entered into a Amendment No. 2 dated November 1, 2000 to the Note Agreement dated November 5, 1993. The Amendment provides for the following:

(1)    An increase in the interest rate to 7.39% per annum;

(2)    A new definition of "Make-Whole Premium";

(3)    An extension of the maturity date until November 15, 2007; and

(4) Changes in the provisions on Default Interest Rate, Optional Redemptions, and Unlimited Shares.

The Senior Convertible Fixed Rate Note issued by Registrant to MassMutual was also amended to extend the maturity date to November 15, 2007.







For Period Ended 12/31/2000
File No. 811-2183



77Q(d) Copy of Amendment No. 2 to Note Agreement between Registrant and Massachusetts Mutual Life Insurance Company dated as of November 5, 1993

        Copy of Amendment No. 1 to Registrant's Senior Convertible Fixed Rate
        Note






                      AMENDMENT NO. 2 TO NOTE AGREEMENT

      This Amendment No. 2 to Note Agreement (the "Amendment") is made this
1st day of November, 2000, by and between MassMutual Corporate Investors, a Massachusetts business trust (the "Trust"), and Massachusetts Mutual Life Insurance Company, a mutual life insurance company organized and existing under the laws of The Commonwealth of Massachusetts (the "Purchaser"). This Amendment amends that certain Note Agreement made as of November 5, 1993, by and between the Trust and the Purchaser (the "Note Agreement"). Capitalized terms used herein without definition shall have the same meanings attributed to them in the Note Agreement.

      WHEREAS, the Trust has requested an extension of the terms of the Note Agreement, and the Purchaser has agreed to such extension, subject to the terms and conditions set forth herein;

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Note Agreement as follows:

1. Section 1. Section 1.1 of the Note Agreement is hereby amended by deleting the definition of "Interest Rate" in its entirety, and the following shall be inserted in substitution therefore:

    "Interest Rate" is 5.33% per annum from November 5, 1993 through
     November 4, 2000; thereafter, the interest rate shall be 7.39% per annum.

Section 1.1 of the Note Agreement is hereby amended by deleting the definition of "Make Whole Premium" in its entirety and the following shall be inserted in substitution therefore:

    "Make Whole Premium" means with respect to optional prepayments of the Notes pursuant to Section 6.1(a) or repayment of the Notes which have become or been declared immediately due and payable pursuant to 10.2, the excess of (1) the present value of all scheduled payments of principal and/or interest in respect of the Notes (or portions thereof being prepaid) which, but for prepayment or required prepayment, would be required to be made following the date of the proposed prepayment or the date on which such Notes became or are declared due and payable, determined by discounting (on a semi-annual basis) the amount of such payment (or portion thereof) from the date such payment would be required to be made at a rate which is equal to the lesser of (i) the Interest Rate currently applicable on the Note, and (ii) 0.50% over the Treasury Constant Yield at such time, over (2) 100% of the outstanding principal amount so prepaid or repaid. If the amount designated in clause (1) above is equal to or less than the amount specified in clause (2) above, then the Make Whole Premium shall be zero.

     Section 1.1 of the Note Agreement is hereby amended by deleting the definition of "Substitute Note" in its entirety.


2. Section 3.2 The last sentence of Section 3.2 of the Note Agreement is hereby deleted and the following shall be inserted in substitution therefore:

     With the exception of the Notes and any indebtedness incurred under the Revolving Credit Agreement by and between the Trust and Fleet National dated June 29, 2000, as from time to time in effect, in the aggregate principal amount of $25,000,000, the Trust has no indebtedness for money borrowed, nor has guaranteed, directly or indirectly, the repayment of any such indebtedness, other than indebtedness with a maturity date of less than 180 days from the date on which such indebtedness was created.

3.  Section 5.1   The first sentence of Section 5.1 of the Note Agreement is hereby deleted in its entirety and the following shall be inserted in substitution therefore:

     5.1 Interest Rate. The Notes will bear interest on the principal amount outstanding at the rate of 5.33% per annum from the date hereof through November 4, 2000; thereafter, and until such time as the Notes are paid in full, the Notes will bear interest at the rate of 7.39% per annum.

4. Section 5.2. Section 5.2 of the Note Agreement is hereby deleted in its entirety and the following shall be inserted in substitution therefore:

     5.2 Default Interest Rate. Interest on any overdue principal (including any overdue prepayment of principal) and premium, if any, and to the extent permitted by applicable law) on any overdue interest, will be at the Interest Rate then in effect plus 1.00% annum until paid, payable quarterly as aforesaid or, at the option of the Purchaser, payable on demand.

5. Section 6. Paragraphs (a), (b) and (c) of Section 6.1 are hereby deleted in their entirety and the following shall be inserted in substitution therefore:

6.1	Optional Redemptions.  The Trust may, at its option, redeem the
    Notes, in whole or in part, at the principal amount so to be redeemed together with accrued and unpaid interest thereon to the date fixed for redemption (the "Redemption Date") plus the Make Whole Premium.

6. Section 8. Section 8.5 is hereby deleted in its entirety and the following is inserted in substitution therefore:

8.5	Unlimited Shares.  The Trust hereby represents that it has an unlimited number of authorized Common Shares.

7. Section 9.1 The third sentence of Section 9.1 is hereby deleted in its entirety, and the following shall be inserted in substitution therefore:

     With respect to Purchaser, the Trust will credit such payments to Purchaser's account, number 4065-5458 at Citibank, N.A. 111 Wall Street, New York, New York, 10004-2413, identifying payments as "MM Corp. Inv. CUSIP #576292A*", or such other account which Purchaser may, from time to time, designate.

8. Maturity of Note. All references to the maturity date contained in the Note Agreement are hereby amended to read "November 15, 2007".

9. Amendment to Note. The Note issued pursuant to the Note Agreement is amended on the terms set forth in Amendment No. 1 to the Note (the "Note Amendment"), attached hereto as Exhibit A-1, to evidence the changes to the Interest Rate and maturity date as set forth in herein and therein. The Note Amendment shall be attached to such Note and made a part thereof.

10. Nothing in this Amendment shall be deemed a waiver of any other terms and conditions of the Note Agreement, except as specified herein. All other terms and provisions of the Note Agreement shall remain unchanged and in full force and effect.

11. To induce the Purchaser to execute and deliver this Amendment, the Trust represents and warrants to the purchaser (which representations shall survive the execution and delivery of this Amendment) that:

  (a.) this Amendment has been duly authorized, executed and delivered by it and this Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Trust enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principals relating to or limiting creditors' rights generally;
  (b.) the Note Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Trust enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principals relating to or limiting creditors' rights generally;
  (c.)  the execution, deliver and performance by the Trust of this Amendment
        (i) has been duly authorized by all requisite action of the Trust and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not violate (1) any provision of law, statue, rule or regulation, or its Declaration of Trust of bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement, or other instrument to which it is a party or by which its properties or assets may be bound; and
  (d.) as of the date hereof, after giving effect to this Amendment, no Default or Event or Event of Default has occurred that is continuing.




IN WITNESS WHEREOF, the Trust and the Purchaser have executed this Amendment as of the date first written above.

The foregoing is executed on behalf of the Trust, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust's property only shall be bound.



MASSMUTUAL CORPORATE INVESTORS



By:________________________________
Name:  ______________________
Its:  __________________________



MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY
By:  David L. Babson & Company Inc., its Investment Adviser

By:    __________________________________
Name: ___________________________
Its:  ______________________________




                             EXHIBIT A-1


          AMENDMENT NO. 1 TO MASSMUTUAL CORPORATE INVESTORS
                  SENIOR CONVERTIBLE FIXED RATE NOTE



This Amendment No. 1 shall be attached to the Senior Convertible Fixed Rate Note dated November 5, 1993 by MassMutual Corporate Investors in favor of Massachusetts Mutual Life Insurance Company and made a part thereof.

As set forth in the Amendment No. 2 to the Note Agreement dated November 1st, 2000, the parties have agreed to amend the terms of the Note as set forth herein;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties have agreed to amend the Note as follows:

     1. Heading. The heading set forth on the Note (after the legend) is hereby replaced in its entirety with the following:

                      MASSSMUTUAL CORPORATE INVESTORS

            SENIOR CONVERTIBLE FIXED RATE NOTE DUE NOVEMBER 15, 2007


     2. Maturity. The first full paragraph of the Note (after the legend) is hereby replaced in its entirety with the following:

     MassMutual Corporate Investors, a Massachusetts business trust (the "Trust"), for value received, hereby promises to pay to Massachusetts Mutual Life Insurance Company or registered assigns the principal sum of $20,000,000 Dollars ($20,000,000) on November 15, 2007.

     3. Note Agreement description. The first sentence of the third paragraph of the Note (after the legend) is hereby replaced in its entirety with the following:

     This Note is issued pursuant to the Note Agreement, dated November 5, 1993, as may be amended, modified and in effect from time to time (the "Agreement"), between the Trust and Massachusetts Mutual Life Insurance Company, and is entitled to the benefits thereof.

     4. The first paragraph of Section 1 of the Note is hereby replaced in its entirety with the following:

     1. Interest. The Trust promises to pay interest on the unpaid principal amount of this Note from the date hereof, until this Note is paid in full, at the Interest Rate as set forth in the Agreement; and to pay on demand interest on any overdue principal (including any overdue prepayment of principal) and premium, if any, and (to the extent permitted by applicable law) on any overdue payment of interest, at the rate set forth in Section
     5.2 of the Agreement.

5. Nothing in this Amendment No. 1 to the Note shall be deemed a waiver of any other terms and conditions of the Note, except as specified herein. All other terms and provisions of the Note shall remain unchanged and in full force and effect.



The foregoing is executed on behalf of the Trust, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust's property only shall be bound.

MASSMUTUAL CORPORATE INVESTORS


By:________________________________
Name:  ______________________
Its:  __________________________






For Period Ended 12/31/00
File No. 811-2183


Item 77Q2  Information Called for by the Instructions to Sub-Item 77Q2.


Donald Glickman, a Trustee of Registrant, who purchased shares of Registrant in May 2000, filed a Form 4 with the Securities and Exchange Commission on
June 20, 2000, ten days after the due date.


Victoria L. Fortier, Comptroller of Registrant, failed to timely file an SEC Form 3 when she was elected an officer of Registrant in July 1998. The Form 3 should have been filed by August 10, 1998.